Porter & Hedges, l.l.p.
ATTORNEYS AND COUNSELORS AT LAW
1000 MAIN STREET, 36TH FLOOR
HOUSTON, TEXAS 77002-6336
MAILING ADDRESS:
TELECOPIER (713) 228-1331	P.O. BOX 4744
TELEPHONE (713) 226-6600	HOUSTON, TX 77210-4744

April 18, 2005

Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, Texas 77002-6336

Re:	Registration Statement on Form S-3 pertaining to $81,250,000 aggregate principal amount of 6.00% Convertible Senior Notes Due 2012

Ladies and Gentlemen:

     We have acted as special federal income tax counsel for Endeavour International Corporation, a Nevada corporation (the “Company”), in connection with the registration of $81,250,000 of its 6.00% Convertible Senior Notes Due 2012 (the “Notes”) and the 16,185,260 shares of its common stock, par value 0.001 per share, issuable upon conversion of the Notes pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. In connection therewith, we have participated in the preparation of, and have reviewed, the prospectus (the “Prospectus”) included in the Registration Statement.

     We have examined and relied upon the (i) Prospectus, (ii) Registration Statement, (iii) form of Notes, (iv) the Registration Rights Agreement dated as of January 20, 2005 among the Company and J.P. Morgan Securities Inc. and Sanders Morris Harris Inc., as placement agents and (v) the Indenture dated as of January 20, 2005 (the “Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee.

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

     Based on our review of the foregoing, in our opinion, under the law in effect on the date hereof, the statements in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as such statements constitute summaries of the laws, regulations or legal matters referred to therein, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

Endeavour International Corporation
April 18, 2005

     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. We express no opinion as to the laws of any jurisdiction other than the law of the United States of America. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. In particular, our opinion is not binding on the Internal Revenue Service or a court, and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

     We are members of the bar of the State of Texas. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons who consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Porter & Hedges, L.L.P.

Porter & Hedges, LLP